Exhibit 5.1

December 28, 2006	Lance W. Bridges T: (858) 550-6019 bridgeslw@cooley.com

St. Bernard Software, Inc.

15015 Avenue of Science

San Diego, CA 92128

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ST. BERNARD SOFTWARE, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 2,505,008 shares of the Company’s Common Stock, $.001 par value (the “Shares”), including 2,518 shares issuable pursuant to the Company’s 1992 Stock Option Plan, 359,006 shares issuable pursuant to the Company’s 2000 Stock Option Plan, 2,096,061 shares issuable pursuant to the Company’s 2005 Stock Option Plan and 47,423 shares issuable pursuant to the AgaveOne, Inc. 2005 Stock Incentive Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/S/ LANCE W. BRIDGES
Lance W. Bridges

4401 EASTGATE MALL SAN DIEGO CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM